Exhibit 4.6

SECOND AMENDMENT TO

MANAGEMENT SERVICES AGREEMENT

Between

SBC INTERNATIONAL MANAGEMENT SERVICES, INC.

A corporation duly organized under the laws of the State of Delaware, United States of America, with headquarters in Wilmington, Delaware, USA, hereinafter “SBCI-MSI”, with Permanent Establishment in Mexico. Establishment in the terms provided in the Income Tax Law with address at Parque Vía 190-12th floor, Colonia Cuauhtémoc 06599 Mexico, D. F.

RADIOMÓVIL DIPSA S.A. DE C.V.

A corporation duly organized under the laws of the United Mexican States, with its principal place of business in Mexico City, D.F., hereinafter “TELCEL”,

and

AMÉRICA MÓVIL S.A. DE C.V.

A corporation duly organized under the laws of the United Mexican States, with its, principal place of business in Mexico City, D.F., hereinafter “AMÉRICA MÓVIL”.

This SECOND AMENDMENT TO MANAGEMENT SERVICES AGREEMENT, is made as of October 29, 2003 (this “2nd Amendment”), between SBC INTERNATIONAL MANAGEMENT SERVICES, INC., a corporation duly organized under the laws of the State of Delaware, United States of America, with headquarters in Wilmington, Delaware, USA, with Permanent Establishment in the United Mexican States under the Income Tax Law with address Parque Via 190-12th floor, Colonia Cauahtémoc 06599 Mexico, D. F. (hereinafter “SBCI-MSI”), RADIOMÓVIL DIPSA S.A. DE C.V., a corporation duly organized under the laws of the United Mexican States, with its principal place of business in Mexico City, D.F. (hereinafter “TELCEL”) and AMÉRICA MÓVIL S.A. DE C.V., a corporation duly organized under the laws of the United Mexican States, with its principal place of business in Mexico City, D.F. (hereinafter “AMÉRICA MÓVIL”).

WHEREAS, SBCI-MSI and TELCEL entered into that certain Management Services Agreement dated February 27, 2002 as amended by that certain First Amendment to Management Services Agreement dated as of January 1, 2003 (as amended, the “MSA”);

WHEREAS, TELCEL is a wholly owned subsidiary of AMÉRICA MÓVIL;

WHEREAS, TELCEL desires to assign and AMÉRICA MÓVIL desires to assume all of TELCEL’s rights, interests and obligations under the MSA, as amended herein; and

WHEREAS, TELCEL, SBCI-MSI and AMÉRICA MÓVIL desire to further amend the MSA as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. As of the date of this 2nd Amendment, TELCEL indefeasibly assigns, transfers and conveys to AMÉRICA MÓVIL all of its rights, interests and obligations under the MSA, and AMÉRICA MÓVIL assumes, accepts and agrees to pay, perform and discharge when due all of TELCEL’s rights, interests and obligations under the MSA. All references to TELCEL in the MSA are hereby deleted and replaced with AMÉRICA MÓVIL.

SECTION 2. The first paragraph of section SECOND of the MSA which begins with the words, “As Used in this Agreement, the term . . . .” is hereby deleted and replace with the following paragraph:

“As used in this Agreement, the term “Recipient” means: (a) SBCI-MSI; (b) AMÉRICA MÓVIL; (c) any SBCI-MSI affiliate or subsidiary; (d) any AMÉRICA MÓVIL Subsidiary (as defined below) (the “AMÉRICA MÓVIL Subsidiaries”); (e) any of the officers, directors, or employees of AMÉRICA MÓVIL, the AMÉRICA MÓVIL Subsidiaries, SBCI-MSI or any SBCI-MSI affiliate or subsidiary; and (f) any of a Parties’ attorneys, accountants, consultants, advisors or agents who are not employees of such Party (collectively “Representatives”). An “AMÉRICA MÓVIL Subsidiary” is defined as a corporation (or similar entity) (y) whose operations are completely limited to one or more of the following countries: Mexico, Guatemala, Nicaragua, El Salvador, Ecuador, Colombia, Brazil, Argentina (the “Authorized Countries”); and (z) in which AMÉRICA MÓVIL directly or indirectly owns 50 percent or more of the capital stock, or where AMÉRICA MÓVIL directly or indirectly has voting control in a shareholders meeting. For the avoidance of any doubt, subsidiaries or affiliates of AMÉRICA MÓVIL that fail to fully satisfy the definition of an AMÉRICA MÓVIL Subsidiary (including without limitation, any subsidiary with operations in the United States) shall not be entitled to receive services or information under the Agreement.”

SECTION 3. Should AMÉRICA MÓVIL desire that SBCI-MSI perform services for the benefit of its operations or the operations of its affiliates or subsidiaries outside of the Authorized Countries, it shall provide written notice thereof to SBCI-MSI. SBCI-MSI shall be under no obligation to provide any services outside of the Authorized Countries unless and until terms and pricing for such services have been agreed as between the parties in writing.

SECTION 4. This 2nd Amendment and the MSA hereby are each confirmed as being in full force and effect.

SECTION 5. This 2nd Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 6. For interpretation and fulfillment of this 2nd Amendment, the parties expressly agree to submit to the laws of the territory and courts of Mexico City. D F., waiving the application of any other law or jurisdiction of any court that might have jurisdiction over them by reason of their current or future address. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the MSA.

This 2nd Amendment is executed in Mexico City, Federal District on the date first set forth above.

SBC INTERNATIONAL MANAGEMENT SERVICES INC.	RADIOMÓVIL DIPSA S.A. DE C.V.

/s/ Rick Resnick	/s/ Daniel Hajj Aboumrad
By: Rick Resnick	By: Daniel Hajj Aboumrad

President SBCI — Mexico	Director General

AMÉRICA MÓVIL, S.A. DE C.V.

/S/ ALEJANDRO CANTÚ JIMÉNEZ
By: Alejandro Cantú Jiménez

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